SEPARATION AGREEMENT AND RELEASE

TlllS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Matthew M. Loar (“Employee”) and Mateon Therapeutics, Inc. (“Company”), and inures to the benefit of each of Company’s current, former and future, as applicable, subsidiaries, affiliates, related entities, successors, officers, directors, shareholders, agents, employees and assigns. The term “Parties” as used in this Agreement means Company and Employee collectively.

RECITALS

A. Employee is an at-will employee of Company, working pursuant to an employment agreement dated July 20, 2015 and an October 2, 2017 amendment thereto;

B. Employee will separate from Company effective June 30, 2019 (the “Separation Date”);

and

C. The Parties want to resolve any and all actual or potential disputes arising out of or relating to Employee’s employment with Company or the cessation of that employment.

Company and Employee hereby agree as follows:

1. Severance Benefit. In consideration of the covenants and releases in this Agreement, and in lieu of any other severance payments otherwise due and payable to Employee, Company will pay to Employee a payment of $16,250 in cash, for each incremental $1.0 million in gross proceeds received by the Company in connection with future financings, up to maximum of $325,000 in cash payments to Employee. In addition, all outstanding options registered in the name of Employee shall not terminate despite Employee’s termination of employment and shall remain in effect and exercisable for a period of 24 months following the date of this Agreement. All other terms and conditions of the options shall remain unchanged. The payments and extended exercise period described in this paragraph are referred to as the “Severance Benefit”. Employee must comply with all of the terms of this Agreement, and his Confidentiality and Inventions Agreement with the Company (the “Confidentiality Agreement”), in order to receive, or continue to receive, the Severance Benefit.

2. Wages and Vacation Time Paid. Employee acknowledges that Company has paid Employee on the Separation Date all of Employee’s wages due and owing and has paid for all accrued-but unused paid time off. Additionally, Employee and Company acknowledge that Company will reimburse him for all Company business expenses he has incurred up through the Separation Date. Employee’s receipt of these wages, accrued benefits, and reimbursements is not conditioned upon the execution of this Agreement.

3. Release and Waiver by Employee. Employee, on behalf of himself and his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Company, and, as applicable, its current, former and future subsidiaries and related entities, successors, officers, directors, shareholders, agents, employees and assigns (collectively “Releasees”), from any and all claims, liabilities and causes of action, of every nature, kind and description , in law, equity or otherwise, which have arisen, occurred or existed at any time prior to his signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Employee’s employment with Company or the cessation of that employment.

4. Waiver of Employment-Related Claims. Employee waives and releases, except the potential claims identified below, all rights, remedies, or claims he may have had or now has against Company or any of the Releasees regarding employment-related causes of action, that are applicable to Employee and Company and to which Company is subject, including without limitation, claims of wrongful discharge, breach of contract, retaliation, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, claims that he is or was a “ whistleblower,” defamation, discr imination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Federal Rehabilitation Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment , conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the Employee’ s waiver and release are: (a) claims for unemployment insurance benefits, (b) claims under California ‘ s Workers Compensation laws, (c) claims relating to the Company’ s express obligations under this Agreement, (d) claims that cannot be waived or released as a matter of law (including, without limi tation, administrative claims before the United States Equal Employment Opportunity Commission (“EEOC”), including Employee testifying, assisting or participating in an investigation or proceeding by the EEOC or any comparable state or local agency), and (e) claims under that certain Indemnification Agreement with the Company dated as of July 27, 2015. Employee’s waiver and release, however , are intended to be a complete bar to any recovery or personal benefit by or to Employee regarding any claim (except those which cannot be released under la w), including those raised through a charge with the EEOC. Accordingly, nothing in this section will be deemed to limit Company’ s right to seek immediate dismissal of the charge or complaint on the basis that Employee’ s signing of this Agreement constitutes a full release of any individual rights under the federal discri mination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Employee under this Agreement in the event Employee successfully challenges the validity of this release and prevails in any claim under the federal discrimination laws.

5. Waiver of Unknown Claims. In executing this Agreement, Employee waives and relinquishes all rights and benefits granted to Employee under the provisions of Section 1542 of the California Civil Code or any similar statute or doctrine. Civil Code Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee acknowledges that he has read all of this Agreement, including the above Civil Code section, and that both the general release and Employee’s release of all rights and benefits pursuant to Civil Code Section 1542 are fully understood. In waiving the provisions of Section 1542 of the California Civil Code, Employeeacknowledges that he may later discover facts in addition to or different from those which he now believes to be true with respect to the matters released in this Agreement. But, he agrees that he has taken that possibility into account in reaching this Agreement, and that the releases in this Agreement will remain in effect as full and complete releases notwithstanding the discovery or existence of additional or different facts.

6. Severability. If a Court rules that any provision in this Agreement is unenforceable , it will not affect the enforceability of the remaining provisions. The Court may enforce all remaining provisions to the extent permitted by law.

7. Confidential Information. Employee acknowledges that, as a condition to his employment with Company, he executed the Confidentiality Agreement. This Agreement in no way affects, alters, or waives Employee’s obligations or Company’s rights under the Confidentiality Agreement (together with its attached exhibits). Employee’s ongoing compliance with the Confidentiality Agreement is a material condition to this Agreement, and an express condition to Employee’s receipt of the Severance Benefit described in this Agreement.

8. Integrated Agreement. This Agreement (together with the agreements and documents to which it specifically refers) contains the entire agreement of the Parties concerning its subject matter. The Parties did not make any promises or representations to each other that do not appear in this Agreement. This Agreement supersedes all other agreements between the Parties exclu ding the Confidentiality Agreement.

9. Waiver, Amendment and Modification. No waiver, amendment or modification of this Agreement’s terms is effective unless it is in writing and signed by all parties affected by the waiver, amendment or modification. The Parties’ waiver of any term or condition of this Agreement will not be construed as a waiver of any other term or conditi on.

10. Counterparts. This Agreement may be signed in counterparts and those counterparts will be treated as if they were one signed document.

11. Employee’s Right To Release. Employee warrants and represents that (a) Employee has not assigned or transferred, or purported to assign or transfer, and that Employee will not in the future assign or transfer to any person or entity, any right or claim released by this Agreement , any part thereof, or any interest therein, and (b) Employee is the sole owner of the rights and claims released in this Agreement.

12. Venue and Governing Law. The validity, interpre tation, enforceability, and performance of this Agreement must be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules. Any action arising under or relating to this Agreement must be commenced and maintained in the federal or state courts as applicable in San Francisco County, California . The parties agree to the personal jurisdiction of these Courts in San Francisco County.

13. Tax Liability. Employee assumes full responsibility for any and all taxes, interest and/or penalties that may be assessed upon the Severance Benefit.

14. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Employee under the Age Discrimination in Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), as applicable:

(a)	Employee acknowledges that be has read and understands the terms of this Agreement.

(b)	Employee acknowledges that he has been advised to consult with independent counsel regarding this Agreement, and that he has received all counsel necessary to willingly and knowingly enter into this Agreement.

(c)	Employee understands that in signing this Agreement, Employee is not waiving rights or claims based on matters occurring after the date this Agreement is executed.

(d)	Employee understands and agrees that Employee is wa1vmg rights only m exchange for consideration that Employee was not already entitled to.

(e)	Employee understands that this Agreement does not prohibit Employee from challenging or seeking a determination in good faith of the validity of this release or waiver under the Age Discrimination in Employment Act and does not impose any condition precedent, penalty, or costs for doing so unless specifically authorized by federal Jaw.

(f)	Employee acknowledges that he has been given twenty-one days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. If Employee does not present an executed copy of this Agreement to the Company before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.

(g)	During the seven days after the execution of this Agreement (should he elect to execute it) , Employee may revoke this Agreement by delivering a written revocation (via facsimile, email or personal delivery) to the Company. This Agreement will not become effective until the eighth (8th) day after Employee executes and does not revoke it (the “Effective Date”). If Employee either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, he will not receive and/or be entitled to the Severance Benefit described in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates written below.

Dated: July 1, 2019	/s/ Matthew M. Loar
Matthew M. Loar

MATEON THERAPEUTICS, INC.

Dated: July 1, 2019		/s/ Vuong Trieu
	By:	Vuong Trieu
	Its:	Chief Executive Officer